Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE dated as of this 23rd day of July, 2010 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and A123 SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated May 19, 2010 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 87,924 square feet of rentable floor area (the “Rentable Floor Area of the Initial Premises”) on the first (1st), second (2nd) and third (3rd) floors of the building (the “Building”) known as and numbered 200 West Street, Waltham, Massachusetts (referred to in the Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”).

Section 17.2 of the Lease contemplates that Landlord and Tenant execute an amendment to the Lease in order to document the inclusion of the Third Floor Expansion Premises, comprised of additional 9,318 square feet of rentable floor area (the “Rentable Floor Area of the Third Floor Expansion Premises”) located on the third (3rd) floor of the Building, into the Premises (which Third Floor Expansion Premises is shown on Exhibit F attached to the Lease).

Landlord and Tenant are entering into this instrument to set forth said leasing of the Third Floor Expansion Premises, to integrate the Third Floor Expansion Premises into the Lease and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.                                       Effective as of the Third Floor Expansion Premises Commencement Date (as defined in Section 5 below), the Third Floor Expansion Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the Premises (as defined in Section 1.2 of the Lease) shall include both the Initial Premises and the Third Floor Expansion Premises and shall contain a total of 97,242 square feet of rentable floor area.  By way of example the option to extend the Term of the Lease provided in Section 3.2 of the Lease shall apply to both the Initial Premises and the Third Floor Expansion Premises collectively but not to either space independently.

2.                                       The Term of the Lease for both the Initial Premises and the Third Floor Expansion Premises shall be coterminous.  Accordingly, the definition of the “Lease Term” as set forth in Section 1.2 of the Lease is hereby amended by deleting the definition therein set forth and substituting therefor the following:

Lease Term:                                (i)            As to the Initial Premises, the period beginning on the Commencement Date and ending on the last day of the one hundred twentieth (120th) full calendar month immediately following the Commencement Date, unless extended or sooner terminated as hereinafter provided.

(ii)           As to the Third Floor Expansion Premises, a period beginning on the Third Floor Expansion Premises Commencement Date and ending on the last day of the one hundred twentieth (120th) full calendar month immediately following the Commencement Date, unless extended or sooner terminated as hereinafter provided.

3.                                       (A)          Annual Fixed Rent for the Initial Premises shall continue to be payable as set forth in the Lease.

(B)           During the period commencing on the Third Floor Expansion Premises Commencement Date and ending on the last day of the sixtieth (60th) full calendar month immediately following the Commencement Date, Annual Fixed Rent for the Third Floor Expansion Premises shall be payable at the annual rate of $232,950.00 (being the product of (i) $25.00 and (ii) the Rentable Floor Area of the Third Floor Expansion Premises (being 9,318 square feet)).

(C)           During the period commencing on the first day of the sixty-first (61st) full calendar month immediately following the Commencement Date and ending on the last day of the Original Lease Term, Annual Fixed Rent for the Third Floor Expansion Premises shall be payable at the annual rate of $251,586.00 (being the product of (i) $27.00 and (ii) the Rentable Floor Area of the Third Floor Expansion Premises).

(D)          Annual Fixed Rent for the Premises during any extension option period (if exercised) shall be payable as set forth in Section 3.2 of the Lease.

4.                                       For the purposes of computing Tenant’s payments for electricity (as determined pursuant to Section 5.2 of the Lease), Landlord’s Tax Expenses Allocable to the Premises (as determined pursuant to Section 6.1 of the Lease) and Operating Expenses Allocable to the Premises (as determined pursuant to Section 7.4 of the Lease), for the portion of the Term on and after the Third Floor Expansion Premises Commencement Date, the “Rentable Floor Area of the Premises” shall comprise a total of 97,242 square feet including both the Rentable Floor Area of the Initial Premises (being 87,924 square feet) and the Rentable Floor Area of the Third Floor Expansion Premises (being 9,318 square feet).  For the portion of the Lease Term prior to the Third Floor Expansion Premises

Commencement Date, the “Rentable Floor Area of the Premises” shall continue to be the Rentable Floor Area of the Initial Premises for such purposes.

5.                                       (A)          It is understood and agreed that, except as may otherwise be expressly provided in this Section 5, the terms and provisions of Exhibits B-1, B-2, B-3, B-4, B-5 and B-6 of the Lease shall apply to the design and construction of the Tenant Improvement Work in the Third Floor Expansion Premises.

(B)           Assuming that the Tenant Improvement Work to be performed by Landlord in the Third Floor Expansion Premises is shown on the Interim Plans and the Tenant Plans to be delivered by Tenant to Landlord in accordance with Section 1.1 of Exhibit B-1 to the Lease, the Tenant Improvement Work in the Third Floor Expansion Premises shall be deemed to be a part of the Landlord’s Work, as if the Third Floor Expansion Premises were part of the Initial Premises. Accordingly, the “Third Floor Expansion Premises Commencement Date” shall be the Commencement Date, as determined in accordance with Section 1.3 of Exhibit B-1 to the Lease, subject, however, to the provisions of Section 17.2(D) of the Lease and to the provisions of the immediately following paragraph.

Notwithstanding anything contained in the Lease or herein to the contrary, in the event that any holding over by the then-current occupant of the Third Floor Expansion Premises causes a delay in Landlord’s ability to perform the Tenant Improvement Work in the Third Floor Expansion Premises (Landlord hereby representing that it delivered a termination notice under the ClickSquared Lease on May 19, 2010), the Commencement Date for the Initial Premises shall continue to be as determined in accordance with Section 1.3 of Exhibit B-1 to the Lease notwithstanding the fact that the Tenant Improvement Work in the Third Floor Expansion Premises has not been Substantially Completed (and the Third Floor Expansion Premises shall be as determined pursuant to Section 17.2(D) of the Lease).

(C)           Notwithstanding anything contained in the Lease or herein to the contrary, in the event that the Tenant Improvement Work in the Third Floor Expansion Premises has not been Substantially Completed on or before the Estimated Commencement Date as the result of any (i) Tenant Delay, (ii) Landlord’s Force Majeure or (iii) holding over by the then-current occupant of the Third Floor Expansion Premises (any of the foregoing clauses (i) through (iii) being a “Permitted Delay”), but Landlord would otherwise be entitled to the four percent (4%) Construction Management Fee under Section 1.1(C) of Exhibit B-1 to the Lease with respect to the remainder of the Landlord’s Work, then Landlord shall nonetheless be entitled to such four percent (4%) Construction Management Fee and the costs of the Tenant Improvement Work in the Third Floor Expansion Premises shall be included within the hard construction costs on which the Construction Management Fee is based; provided, however, that for the avoidance of doubt Landlord acknowledges and agrees that in the event that the Tenant Improvement Work in the Third Floor Expansion Premises has not been Substantially Completed on or before the Estimated Commencement Date as the result of any reason other than a

Permitted Delay, then Landlord shall not be entitled to the four (4%) Construction Management Fee under Section 1.1(C) of Exhibit B-1 to the Lease with respect to all or any portion of the Landlord’s Work.

6.                                       Tenant and Landlord warrant and represent that neither party has dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 of the Lease; and in the event any claim is made against either party relative to dealings with brokers other than the broker designated in said Section 1.2, the other party shall defend the claim against such party with counsel of the other party’s selection and save harmless and indemnify such party on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 of the Lease in connection with the Original Lease Term.

7.                                       Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

8.                                       Except as herein amended the Lease shall remain unchanged and in full force and effect.  All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc., its general partner

	By:	/s/ David C. Provost
	Name:	David C. Provost
	Title:	Senior Vice President Boston Properties

TENANT:

ATTEST:		A123 SYSTEMS, INC.

By:	/s/ Eric Pyenson	By:	/s/ Michael Rubino
Name:	Eric Pyenson	Name:	Michael Rubino
Title:	Secretary or Assistant Secretary	Title:	President or Vice President, CFO
Hereunto duly authorized

		By:	/s/ John Granara
		Name:	John Granara
		Title:	Treasurer or Assistant Treasurer
Hereunto duly authorized